EXHIBIT (21)--SUBSIDIARIES OF THE REGISTRANT



                                                State of Name Incorporation

   Union Bank and Trust Company of Indiana                Indiana

   Regional Federal Savings Bank                       United States

   Kentucky United Bancorp, Inc.                          Kentucky

   IUB Capital Trust                                      Delaware